EXHIBIT 4.5

                            TRADESTATION GROUP, INC.

                     NONEMPLOYEE DIRECTOR STOCK OPTION PLAN

         1. Purpose. In connection with Omega Research, Inc., a Florida corporation ("Omega Research"), becoming a wholly-owned subsidiary of TradeStation Group, Inc. pursuant to that certain Agreement and Plan of Merger and Reorganization (the "Agreement") dated as of January 19, 2000 among Omega Research, onlinetradinginc.com corp., TradeStation Group, Inc., Omega Acquisition Corporation and Onlinetrading Acquisition Corporation, TradeStation Group, Inc., a Florida corporation (the "Company"), (a) assumes from Omega Research as amended herein and (b) adopts this Nonemployee Director Stock Option Plan (the "Plan") effective as of the Effective Time (as defined in the Agreement). The purpose of the Plan is to attract and retain outstanding individuals to serve as members of the Board of Directors of the Company by providing such persons opportunities to acquire common stock, $.01 par value, of the Company ("Common Shares"), thereby strengthening the mutuality of interest between such persons and the Company's shareholders.

         2. Shares Reserved under the Plan. There is hereby reserved for issuance under the Plan an aggregate of One Hundred Seventy-Five Thousand (175,000) Common Shares, which shall be authorized but unissued shares, reduced by an aggregate amount of shares of common stock, $.01 par value, of Omega Research issued prior to the Effective Time pursuant to the exercise of options granted under the Plan. If there is a lapse, expiration, termination or cancellation of any option granted under the Plan by the Company or Omega Research, all unissued shares subject to or reserved for such option may again be used for new options granted under the Plan.

         3. Participation. Participation in the Plan is limited to members of the Board of Directors who are not salaried officers or employees of the Company or any of its direct or indirect subsidiaries (a "Nonemployee Director" or "Participant").

         4. Options to be Granted under the Plan. Effective on or about the date of a Nonemployee Director's initial election to the Board of Directors (which initial election shall be deemed to have occurred when elected by the Board of Directors of either the Company, Omega Research or onlinetradinginc.com corp.), each Nonemployee Director may be awarded nonqualified stock options to purchase up to a maximum of Seventy-Five Thousand (75,000) Common Shares (the "Initial Option"). The actual number of stock options awarded to each Nonemployee Director comprising the Initial Option shall be determined by the Board of Directors as it deems necessary or advisable and in the best interests of the Company in order to attract and obtain outstanding and highly qualified candidates to serve on the Company's Board of Directors. Upon each re-election of such Nonemployee Director to the Board of Directors at the Company's annual meeting of shareholders ("Annual Meeting"), each Nonemployee Director shall automatically be awarded an additional nonqualified stock option (the "Additional Option") to purchase Three Thousand (3,000) Common Shares, provided, however, that a Nonemployee Director shall not be granted such Additional Option upon such re-election if such Nonemployee Director was granted an Initial Option in the immediately preceding twelve (12)-month period


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upon his or her initial election to the Board of Directors in accordance with this Section 4. The Company is authorized to provide the Participant with a stock option agreement consistent with the terms of the Plan.

         5. Option Exercise Price. Each option granted under the Plan shall be exercisable at an option price equal to 100% of the Fair Market Value (as defined in Section 10 hereof) of the Common Shares on the date of grant hereunder.

         6. Limitations on Exercise. Any option granted under the Plan may be exercised (in accordance with Section 7 hereof) in whole or in part, from time to time after the date granted, subject to the following limitations:

                  (a) No option granted hereunder may be exercised during the first year following the date such option was granted. Thereafter, each option may be exercised:

                           (i)      to a maximum cumulative extent of one-third
(1/3) of the total shares covered by the option on or after the first anniversary of the date the option was granted;

                           (ii)     to a maximum cumulative extent of two-thirds
(2/3) of the total shares covered by the option on or after the second anniversary of the date the option was granted; and

                           (iii)    to a maximum cumulative extent of 100% of
the total shares covered by the option on or after the third anniversary of the date the option was granted.

                  (b) Notwithstanding the limitations of Section 6(a) above, any option granted under the Plan shall become fully exercisable upon the death of the Nonemployee Director while serving on the Board of Directors or upon the Retirement (as hereinafter defined in this Section 6(b)) of the Nonemployee Director if such death or Retirement occurs on or after the first anniversary of the date such option was issued. For these purposes, "Retirement" means a Nonemployee Director's termination of service as a member of the Board of Directors after age 70 or at any time with the consent of the Board of Directors.

                  (c) Any option granted under the Plan shall not be exercised after the earliest to occur of any of the following events:

                           (i)      more than ninety (90) days after termination
of any Nonemployee Director's service as a member of the Board of Directors for any reason other than death or Retirement (and then only to the extent that such Nonemployee Director could have exercised such option on the date of termination);

                           (ii)     more than one hundred eighty (180) days
after a Nonemployee Director's Retirement from the Board of Directors (and then only to the extent that such Nonemployee Director could have exercised such option on the date of Retirement, after giving effect to Section 6(b) above);


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                           (iii)    more than twelve (12) months after death of
a Nonemployee Director (and then only to the extent that such Nonemployee Director could have exercised such option on the date of death, after giving effect to Section 6(b) above); or

                           (iv)     more than ten (10) years from the date the
option is granted.

         7. Method and Time of Exercise: Delivery of Certificates. Any option granted under the Plan shall be deemed exercised on the date written notice of exercise is received by the Secretary of the Company at the Company's corporate headquarters. Such notice shall be accompanied by: (a) a check payable to the Company for the purchase price of the shares to be purchased; or (b) delivery of Common Shares owned by the Participant for at least six (6) months whose Fair Market Value on the date of exercise equals the purchase price of the shares to be purchased; or (c) any combination of the foregoing.

         8. Nontransferability. Any option granted under this Plan shall not be transferable other than as required by law or by will or the laws of descent and distribution, and shall be exercisable, during the Participant's lifetime, only by the Participant or the Participant's guardian or legal representative. If a Nonemployee Director dies during the option period, any option granted to such Participant may be exercised by his estate or the person to whom the option passes by will or the laws of descent and distribution, but only in accordance with Section 6 above. Notwithstanding the foregoing, an option shall automatically become transferable to the Participant's "immediate family members" or trusts or family partnerships for the benefit of such persons. For purposes of this Section 8, "immediate family members" shall mean the Participant's spouse and lineal descendants.

         9. Other Provisions; Securities Registration. The grant of any option under the Plan may also be subject to other provisions as counsel to the Company deems appropriate, including, without limitation, such provisions as may be appropriate to comply with federal or state securities laws and stock listing requirements.

         10. Definition of Fair Market Value. The term "Fair Market Value" shall mean, as of any date, the mean between the highest and lowest sale prices of the Common Shares as reported on the NASDAQ National Market (or such other consolidated transaction reporting system on which such Common Shares are primarily traded) on the date immediately preceding the date of grant (or exercise where applicable), or if such Common Shares were not traded on such day, then the next preceding day on which the shares were traded, all as reported by such source as the Board of Directors may determine.

         11. Adjustment Provisions. If the Company shall at any time change the number of issued Common Shares without new consideration to the Company (such as by stock dividend or stock split), the total number of shares reserved for issuance under the Plan and the number of shares covered by each outstanding option and the exercise price thereunder shall be automatically adjusted so that the aggregate consideration payable to the Company and the value of each option shall not be changed. If, during the term of any option granted under the Plan, the Common Shares shall be changed into another kind of stock, securities, cash or other property, whether as a result of reorganization, sale, merger, consolidation, or other similar transaction, the Board of Directors shall cause adequate provision to be made whereby all Participants shall


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thereafter be entitled to receive, upon the due exercise of any outstanding options, the stock, securities, cash or other property such Participants would have been entitled to receive immediately prior to the effective date of any such transaction for Common Shares which could have been acquired through the exercise of such options.

         12. Amendment or Discontinuation of Plan. The Board of Directors may amend the Plan at any time or suspend or discontinue the Plan at any time, but no such action shall adversely affect any outstanding option.

         13. Governing Law. The Plan and any options granted hereunder shall be governed and construed in accordance with the laws of the State of Florida (regardless of the law that might otherwise govern under applicable Florida principles of conflicts of laws).

         14. Shareholder Approval. The Plan was originally adopted by the Board of Directors of Omega Research and approved by the shareholders of Omega Research on July 24, 1997. On January 2, 1998, Omega Research's Board of Directors amended the Plan to increase the number of options that may be awarded to such individuals upon their initial election to the Board of Directors. The Plan was then assumed as of the Effective Time by the Company pursuant to the Agreement and, in connection therewith, the Plan was further amended by the Company's Board of Directors on December 22, 2000 to be effective as of the Effective Time, to reflect, among other things, the Company's assumption of the Plan as of the Effective Time and to provide that all shares issuable after the Effective Time upon exercise of any options granted under the Plan will be shares of $.01 par value common stock of the Company. The Plan in the form hereof was approved by the Company's shareholders on December 22, 2000 to be effective as of the Effective Time. Accordingly, the Plan represents the original 1997 Nonemployee Director Stock Option Plan as restated and amended and as to be in effect as of and after the Effective Time.